As filed with the Securities and Exchange Commission on November 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIISAGE TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-3320515
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

296 Concord Road

Billerica, Massachusetts 01821

(Address of principal executive offices)

IMAGING AUTOMATION, INC. 1996 STOCK OPTION PLAN

IMAGING AUTOMATION, INC. 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

(Full titles of plans)

Bernard C. Bailey

President and Chief Executive Officer

296 Concord Road

Billerica, Massachusetts 01821

(978) 932-2200

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	2 shares	$3,414.97	$6,829.94	$0.87
	218 shares	$646.56	$140,950.08	$17.86
	3,194 shares	$25.21	$80,520.74	$10.21
	561,856 shares	$0.064	$35,958.79	$4.56
Total	565,270 shares		$264,259.55	$33.50

1.	This Registration Statement covers an aggregate of 565,270 shares of Common Stock of the Registrant issuable upon exercise of options granted pursuant to the Imaging Automation, Inc. 1996 Stock Option Plan and the Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan (the “iA Plans”). Imaging Automation, Inc. was acquired by the Registrant on October 5, 2004 pursuant to an Agreement and Plan of Merger by and among the Registrant, Imaging Automation, Inc. and certain other parties (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Registrant assumed all of the then outstanding options granted under the iA Plans to purchase an aggregate of 3,612,950 shares of Imaging Automation common stock, which are convertible into an aggregate of 565,270 shares of Viisage Common Stock, assuming the exercise of all outstanding options under the iA Plans. No additional options or other rights will be granted by Viisage under the iA Plans. This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
2.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price is based on the exercise prices per share and the aggregate exercise prices, respectively, of issued and outstanding options under the iA Plans, as adjusted in accordance with the terms and conditions set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have previously been filed by the Company with the Commission, are hereby incorporated into this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	the Company’s Quarterly Report on Form 10-Q for the three months ended March 28, 2004;

•	the Company’s Quarterly Report on Form 10-Q for the three months ended June 27, 2004;

•	the Company’s Current Reports on Form 8-K filed on January 20, 2004, February 19, 2004, February 25, 2004, February 27, 2004 (as amended on April 29, 2004), May 4, 2004, May 21, 2004 (as amended on June 18, 2004), June 23, 2004, July 21, 2004, July 22, 2004 and October 8, 2004; and

•	the description of the Company’s common stock contained in the Company’s registration statement No. 000-21559 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on October 15, 1996.

All reports and other documents subsequently filed by the Registrant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed incorporated by reference into this Registration Statement and shall be a part hereof from the date of filing such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Elliot J. Mark, who has rendered an opinion as to the validity of the Common Stock being registered under this Registration Statement, is an employee of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the “DGCL”, the registrant’s Restated Certificate of Incorporation, as amended, provides that the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

In addition, the registrant has purchased directors and officers liability insurance which insures directors and officers against any liability asserted against such director or officer or incurred by such director or officer in such capacity, or arising out of such person’s status as such, and related expenses, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of applicable law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[The remainder of this page is blank]

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Massachusetts, as of October 29, 2004.

VIISAGE TECHNOLOGY, INC.

By:	/s/ Bernard C. Bailey
Bernard C. Bailey
President and Chief Executive Officer

Power of Attorney and Signatures

Know all by these presents, that each individual whose signature appears below constitutes and appoints Bernard C. Bailey, William K. Aulet and Elliot J. Mark, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Bernard C. Bailey Bernard C. Bailey	Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2004

/s/ William K. Aulet William K. Aulet	Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2004

/s/ Denis K. Berube Denis K. Berube	Director	October 29, 2004

/s/ B.G. Beck B.G. Beck	Director	October 29, 2004

/s/ Charles E. Levine Charles E. Levine	Director	October 29, 2004

/s/ Harriet Mouchly-Weiss Harriet Mouchly-Weiss	Director	October 29, 2004

/s/ Peter Nessen Peter Nessen	Director	October 29, 2004

/s/ Paul T. Principato Paul T. Principato	Director	October 29, 2004

/s/ Thomas J. Reilly Thomas J. Reilly	Director	October 29, 2004

/s/ Marcel Yon Marcel Yon	Director	October 29, 2004

INDEX OF EXHIBITS

Exhibit	Note	Title
4.1	(a)	Restated Certificate of Incorporation of the Company.

4.2	(b)	Certificate of Amendment to Restated Certificate of Incorporation of the Company.

4.3	(a)	By-Laws of the Company.

4.4	(b)	Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 9, 2001.

4.5	(b)	Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 19, 2001.

4.6	(a)	Specimen certificates for shares of the Company’s Common Stock.

5	(c)	Opinion of Elliot J. Mark, Esq. as to the legality of the shares being registered.

23.1	(c)	Consent of BDO Seidman, LLP

23.2	(c)	Consent of Elliot J. Mark, Esq. (included in Exhibit 5).

24	(c)	Power of Attorney (included on Page 4).

99.1	(c)	Imaging Automation, Inc. 1996 Stock Option Plan.

99.2	(c)	Imaging Automation, Inc. 2003 Employee, Director and Consultant Stock Plan.

Notes to Index of Exhibits

(a)	Filed as an exhibit to the Company’s Form S-1 Registration Statement (File No. 333-10649) dated November 4, 1996.

(b)	Filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-76560) filed January 10, 2002. Exhibit 3.7 was filed as Exhibit 4.2 to the Company’s registration statement on form S-3 (File no. 333-76560) filed January 10, 2002.

(c)	Filed herewith.